international shipholding corporation

VOLUNTARILY FILES FOR CHAPTER 11 Relief

MOBILE, AL – August 1, 2016 – International Shipholding Corporation (OTCQX: ISHC) announced yesterday that it and certain of its subsidiaries have each filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.  The Company currently intends to continue operating in the normal course of business without interruption.

To facilitate the Chapter 11 process, the Company has entered into a debtor-in-possession $16 million credit facility.  The debtor-in-possession credit facility may be used to fund, among other things, the Company’s working capital needs while in Chapter 11.

Erik L. Johnsen, President and CEO, commented, “Today, we took a critical step toward right-sizing the Company’s balance sheet.  While the company is facing challenges with its debt and capital structure, we believe our core business segments are performing satisfactorily.  During the Chapter 11 process we look forward to continuing to provide our customers the same high quality, reliable shipping services they've come to consistently expect from us.”

The Company has filed a series of first-day motions with the United States Bankruptcy Court to allow the Company to continue to operate in the ordinary course of business.  The first day motions ask the United States Bankruptcy Court to approve, among other things, the payment of wages, salaries and other employee benefits during the Chapter 11 process as well as payments to certain critical vendors and foreign vendors.  The Company expects that the United States Bankruptcy Court will approve these requests.  During the Chapter 11 process, suppliers will be paid in full for all goods and services provided after the filing date as required by the Bankruptcy Code.

For access to United States Bankruptcy Court documents and other general information about the Chapter 11 cases, please visit https://cases.primeclerk.com/ish.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties many of which may be outside the Company’s control, including the outcome and timing of various approvals and confirmations by the Bankruptcy Court, the outcome of other deliberations during the Chapter 11 process, adequacy of our capital resources, current industry conditions, and other factors impacting our operations and liquidity. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

James T. Higginbotham
(251) 243-9114
Higgjt@intship.com

Sheila Dean
(251) 243-9230
deansa@intship.com

International Shipholding Corporation
Erik L. Johnsen, President and CEO (251) 243-9221
Manny Estrada, V. P. and CFO (504) 249-6082